Memorandum

TO:	All Board Members Management Committee Members

FROM:	Jeff Jackson

DATE:	November 27, 2024

SUBJECT:	Trading Blackout

Please be advised that the administration of the WesBanco, Inc. Key Executive Incentive Stock Option and Restricted Stock Plan (the “Plan”) will be moving to Fidelity Stock Plan Services, effective December 6, 2024.

As a result of this change, and pursuant to SEC rules, we are required to undergo a plan blackout period which imposes on our directors and officers a similar blackout period in trading in WesBanco common stock. Accordingly, I am providing you with this notice of the upcoming blackout period during which you will be unable to directly or indirectly, purchase, sell or otherwise acquire or transfer shares of WesBanco common stock.

The blackout period will begin on December 2, 2024 and is expected to end on December 16, 2024.

We appreciate your cooperation during this process.

Please feel free to contact me or Jim Gardill if you have any questions regarding the blackout period and Kim Griffith if you have any questions concerning the Plan.

Thank you.